AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998
                                                                 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 HSB GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Connecticut                                          06-1475343
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                         Identification Number)

                                  P.O. Box 5024
                                One State Street
                        Hartford, Connecticut 06102-5024
                                 (860) 722-1866
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                       R. Kevin Price, Corporate Secretary
                                 HSB Group, Inc.
            One State Street, P.O. Box 5024, Hartford, CT 06102-5024
                                 (860) 722-1866
            (Name, address, including Zip Code, and telephone number,
                   including area code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: At such time or times on or after the effective date of this Registration Statement as the Selling Shareholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                       Proposed    Proposed
                                       Maximum     Maximum
Title of Each Class of    Amount To    Offering    Aggregate     Amount of
Securities                   Be        Price       Offering      Registration
To be Registered          Registered   Per Share   Price         Fee
--------------------------------------------------------------------------------
Common Stock, no
par value                 205,174(1)     $67       $13,746,658   $4,055.26(2)

(1) The amount of shares to be registered hereunder is subject to adjustment in the event of any stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, such as the three-for-two stock split of the registrant's Common Stock declared on April 21, 1998 with a May 1, 1998 record date and May 22, 1998 payable date.

(2) The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on May 12, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION - DATED MAY 19, 1998

PROSPECTUS

                                 205,174 SHARES

                                 HSB GROUP, INC.

                           COMMON STOCK, NO PAR VALUE

         This prospectus relates to 205,174 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of HSB Group, Inc., a Connecticut corporation (the "Company"). The shares to which this Prospectus relates may be offered from time to time by the selling shareholders specified in this Prospectus. See "Selling Shareholders" and "Plan of Distribution" below. The Company will not receive any of the proceeds from the sale of the Shares.

         The Shares may be offered and sold from time to time by the Selling Shareholders in one or more transactions, including block trades, in negotiated transactions or in a combination of any such methods of sale. The selling price of the Shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and "Plan of Distribution". The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "HSB". On May 18, 1998 the last sale price of the Company's Common Stock, as reported in The Wall Street Journal, New York Stock Exchange - Composite Transactions, was $67 7/16.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 19, 1998.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representation should not be relied upon as having been authorized by the Company or the Selling Shareholders. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this prospectus at any time does not imply that information set forth herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance with those requirements files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of that information can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission or from the Commission's Internet web site at http:\\www.sec.gov. The Common Stock of the Company is traded on the New York Stock Exchange. Reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission (File No. 0-13300) are incorporated into this Prospectus by reference:

(i) The Annual Report of the Company on Form 10-K as amended by Form 10-K/A for the year ended December 31, 1997;

(ii) The Quarterly Report of the Company on Form 10-Q for the Quarter ended March 31, 1998;

(iii) The Company's Current Reports on Form 8-K filed on April 25, 1998 and May 18, 1998; and

(iv) The description of the Company's Common Stock contained in Item 4 of the Company's Form 8-B, filed on June 25, 1998.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to R. Kevin Price, Corporate Secretary, HSB Group, Inc., One State Street, P.O. Box 5024, Hartford, Connecticut 06102-5024.


                                   THE COMPANY

HSB Group, Inc. is a holding company which owns directly or indirectly, a number of insurance and engineering service subsidiaries which specialize in insuring against losses from accidents to boilers, pressure vessels and mechanical and electrical machinery and equipment, and in providing related engineering services. The Company's operations are divided into three industry segments--insurance, engineering services and investments.

The most significant subsidiary of the Company is The Hartford Steam Boiler Inspection and Insurance Company, an insurance company chartered under the laws of the State of Connecticut in 1866. Hartford Steam Boiler is the largest writer of equipment breakdown insurance in North America and is establishing a presence in the engineering insurance market outside of North America. In 1997, earned premiums for HSB Group's insurance products were $491.2 million, approximately
81.4 percent of the revenues of HSB Group.

The Company's principal executive offices are located at One State Street, Hartford, Connecticut 06102. The Company's telephone number is (860) 722-1866.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds of sales of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Company issued shares of Common Stock, as shown in the following table, to the Selling Shareholders on April 28, 1998 in connection with the merger (the "Merger") of SAI Acquisition Corporation, a Texas corporation and wholly owned subsidiary of the Company with and into Solomon Associates, Inc., whereby Solomon Associates, Inc. became a wholly owned subsidiary of the Company. In connection with the Merger, the shareholders of Solomon Associates, Inc. received the number of shares of the Company as shown in the following table (the "Shares"), which represent all of the Common Stock presently owned by the Selling Shareholders, and which in each shareholder's case represents less than 1% of the Company's Common Stock outstanding as of the date of this Prospectus.

Name                                                Number of shares
-----                                               ----------------
Lawrence D. Nieman                                      10,158
Solomon Enterprises, Ltd.                              102,751
SAI Management Trust                                    92,265

Under the terms of the merger agreement dated April 20, 1998 by and among the Company, SAI Acquisition Corporation, Solomon Associates, Inc., Lee H. Solomon and the shareholders of Solomon Associates, Inc. (the "Merger Agreement"), the Company agreed to use its best efforts to file a registration statement with respect to the Shares and to maintain the effectiveness of such registration statement for a period of one year from the date of delivery of the Shares to the Selling Shareholders.

                              PLAN OF DISTRIBUTION

Shares of the Company's Common Stock may be sold pursuant to this Prospectus from time to time by the Selling Shareholders. Such sales may be made from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any shares which qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

The  Company  has  been  advised  that,  as of  the  date  hereof,  the  Selling
Shareholders have made no arrangement with any broker for the sale of their shares of Common Stock. The Selling Shareholders and any underwriters, brokers or dealers involved in the sale of the Securities may be considered "underwriters" as that term is defined by the Securities Act of 1933. Under the Merger Agreement, the Company has agreed to indemnify the Selling Shareholders and any other person who participates in the offering or sale of the Shares on behalf of the Selling Shareholders against certain liabilities which may be incurred in connection with the sale of the Shares under this Prospectus.

At the time a particular offering of any Shares is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or filed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold hereunder unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

The validity of the Shares has been passed upon for the Company by Robert C. Walker, Esquire, Senior Vice President and General Counsel to the Company. Mr. Walker's current holdings in Registrant common stock consist of the following:
4,850 shares held directly, approximately 605 shares held through the Registrant's Thrift Incentive Plan and approximately 103 shares held through the Registrant's Employee Stock Ownership Plan, and 80,000 presently exercisable stock options.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee - Securities and Exchange Commission              $4,055
Miscellaneous                                                      $1,000
Total                                                              $5,055

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

HSB Group's Articles of Incorporation provide that the Company will indemnify directors to the fullest extent permitted under the law. The Connecticut Business Corporation Act ("CBCA") permits a corporation to indemnify its directors against liability (including judgments, settlements, penalties and fines) if such individual acted in good faith, reasonably believed that his or her conduct was in the corporation's best interests and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, the corporation may indemnify a director only for reasonable expenses, and may not indemnify a director who is adjudged liable to the corporation. Indemnification of such expenses is mandatory when a director is successful in the defense of any proceeding. The CBCA also permits a corporation to pay or reimburse the reasonable expenses incurred by a director who is a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) in advance of the final disposition of such action, suit or proceeding provided that (i) such director affirms in writing such director's good faith belief that the standard of conduct required under the statute has been met; (ii) such director furnishes a written undertaking to repay the corporation if it is ultimately determined that such standard has not been met; and (iii) a determination is made pursuant to the statute that the facts then known would not preclude indemnification under the statute. Provision for such advance of expenses in accordance with the CBCA is included in the Company's Articles of Incorporation. As permitted by the CBCA, the Company will continue to secure insurance which provides broader indemnification of directors than is required under the CBCA.

ITEM 16.  EXHIBITS

The exhibits filed as part of this registration statement are as follows:

Exhibit Number    Description

4(i) Certificate of Incorporation of the Company; incorporated by reference to Exhibit 3(i) to the Company's Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997.

4(ii) Bylaws of the Company; incorporated by reference to Exhibit 3(ii) to the Company's Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997.

4(iii)            Rights Agreement dated November 28, 1988 between The Hartford
                  Steam  Boiler   Inspection   and  Insurance   Company
                  ("HSBIIC") and The First National Bank of Boston,  as
                  Rights Agent; assumed by Registrant; incorporated by reference to Exhibit 4(i) to HSBIIC's Form 10-K for the year ended December 31, 1995, File No. 001-10527.

5                 Opinion of Robert C. Walker, Senior Vice President and General
                  Counsel

23                Consent of Coopers & Lybrand, L.L.P.
                  Consent of Robert C. Walker (included in Exhibit 5)

24                Power of Attorney



ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, in the State of Connecticut, on the 18th of May, 1998.


                                              HSB GROUP, INC.
                                              By: /s/ Gordon W. Kreh
                                                      Gordon W. Kreh
                                                      President, Chief Executive
                                                      Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th of May, 1998.


SIGNATURE                                            TITLE
---------                                            -----

/s/ Gordon W. Kreh                          President, Chief Executive
Gordon W. Kreh                              Officer and Director

/s/ Saul L. Basch                           Senior Vice President, Treasurer and
Saul L. Basch                               Chief Financial Officer (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)

/s/ Robert C. Walker                        Senior Vice President and General
Robert C. Walker                            Counsel


Joel B. Alvord*                             Director


Richard H. Booth*                           Director


Colin G. Campbell*                          Director


Richard G. Dooley*                          Director


William B. Ellis*                           Director


Simon W. Leathes*                           Director


Lois D. Rice*                               Director


John M. Washburn, Jr.*                      Director


Wilson Wilde*                               Director


*By:/s/Robert C. Walker
Attorney-in-fact


INDEX TO EXHIBITS

Exhibit No.       Description
----------        -----------

4(i) Certificate of Incorporation of the Company; incorporated by reference to Exhibit 3(i) to the Company's Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997.

4(ii) Bylaws of the Company; incorporated by reference to Exhibit 3(ii) to the Company's Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997.

4(iii)            Rights Agreement dated November 28, 1988 between The Hartford
                  Steam  Boiler   Inspection   and  Insurance   Company
                  ("HSBIIC") and The First National Bank of Boston,  as
                  Rights Agent; assumed by Registrant; incorporated by reference to Exhibit 4(i) to HSBIIC's Form 10-K for the year ended December 31, 1995, File No. 001-10527.

5                 Opinion of Robert C. Walker, Senior Vice President and General
                  Counsel

23                Consent of Coopers & Lybrand, L.L.P.
                  Consent of Robert C. Walker (included in Exhibit 5)

24                Power of Attorney